EXHIBIT 10.1

RAYONIER ADVANCED MATERIALS
2015 Performance Share Award Program

Performance Measure: Return on Invested Capital

Performance Period: January 1, 2015 through December 31, 2017 (36 months)

Performance Payout: 0 - 200% of Award Grant, based upon established Share Award Valuation Formula.

Share Award Valuation Formula: Return on Invested Capital, as measured over a three-year period, with each year being measured independently of the results of other years. Overall performance will be measured by the summation of performance for each year of the period.

TSR Modifier: TSR at or above the 75th percentile will result in the application of a +25% multiplier to performance share payouts while TSR at or below the 25th percentile will result in the application of a -25% multiplier to performance share payouts. There is no multiplier applied to performance share payouts if TSR performance is between the 25th and 75th percentile.

TSR peer group will continue to be the currently used definition of the standard S&P Materials Index with collars applied for revenue (>$500M) and market cap (>$500M - <$5B).

Form of Payout: Stock

Accrued Dividends/Interest: Dividend equivalents will be accrued and payable at the end of the performance period along with interest on dividends at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually.

Award Date: January 2, 2015